Exhibit 5.2

Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, California 90067-6055 310.228.3700 main 310.228.3701 fax www.sheppardmullin.com

July 19, 2024

VIA ELECTRONIC MAIL

Nova Minerals Limited

Suite 5, 242 Hawthorn Road,

Caulfield, Victoria 3161

Australia

Re:	Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as counsel to Nova Minerals Limited, an Australian public company limited by shares (the “Company”), in connection with a Registration Statement on Form F-1 (File No. 333-278695) (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale (the “Offering”) by the Company of an aggregate of up to $8,882,500 maximum aggregate amount of securities of the Company consisting of (i) units (“Units”) with each consisting of (A) American Depositary Shares or ADSs (the “Firm ADSs”), representing ordinary shares, no par value of the Company (the “Shares”), including ADSs and (B) warrants (“Warrants”) to purchase ADSs (the “Firm Warrants”), including ADSs, (the “Over-Allotment ADS”) and/or warrants to purchase ADSs (the “Over-Allotment Warrants”) representing 10% of the Firm ADSs and/or Firm Warrants, respectively, sold in the Offering, pursuant to the over-allotment option granted to ThinkEquity LLC, as representative (the “Representative”) of the several underwriters (the “Underwriters”) named in Schedule 1 to the underwriting agreement to be entered into by and between the Company and the Underwriters (the “Underwriting Agreement”), substantially in the form filed as Exhibit 1.1 to the Registration Statement; and (ii) warrants, representing up to 5% of the aggregate number of ADSs underlying the Units sold in the offering (the “Representative’s Warrants”) including Over-Allotment ADSs for which the Underwriters have been granted an over-allotment option, with each warrant exercisable to purchase one ADS (the “Representative’s Warrant ADSs”).

The Firm Warrants and any Over-Allotment Warrants will be governed by the terms of the form of Warrant and a warrant agent agreement (the “Warrant Agent Agreement”) between the Company and VStock Transfer LLC, as warrant agent. Each Firm Warrant and Over-Allotment Warrant issued will be exercisable to purchase one ADS.

The Representative’s Warrants will be governed by the terms of the Form of Representative Warrant.

In connection with this opinion, we have reviewed and relied upon the following:

●	the Registration Statement and the related prospectus included therein;

●	the form of Underwriting Agreement;

●	the form of Warrant Agent Agreement;

●	the form of Warrant;

●	the form of Representative’s Warrant;

●	the resolutions of the Board of Directors of the Company authorizing/ratifying the execution and delivery of the Underwriting Agreement, the Warrant Agent Agreement, the form of Warrant, the form of Representative’s Warrant, the preparation and filing of the Registration Statement, and other actions with regard thereto; and

●	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Units, the Firm Warrants, the Over-Allotment Warrants and Representative’s Warrants when issued and delivered, as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement (and Warrant Agent Agreement, as applicable), in each case, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion as to matters governed by any laws other than the corporate laws of the State of New York, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the securities referenced herein or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the securities issued pursuant to the Underwriting Agreement, as applicable, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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